Exhibit 99.1

Aprea Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Provides a Business Update

ACESOT-1051 trial evaluating WEE1 kinase inhibitor APR-1051 now enrolling patients in Cohort 5; open label safety and efficacy data expected H2 2025

Twice daily (BID) dosing regimen in ongoing ABOYA-119 trial expected to maximize clinical benefit of ATR inhibitor ATRN-119; plan to complete dose escalation H2 2025

$22.8 million in cash and cash equivalents as of December 31, 2024

DOYLESTOWN, PA, Mar. 25, 2025 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical-stage biopharmaceutical company developing innovative treatments that exploit specific cancer cell vulnerabilities while minimizing damage to healthy cells, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a business update.

“We made excellent progress across our pipeline in 2024, laying a strong foundation for the year ahead,” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea. “We continue to enroll patients in the ACESOT-1051 trial evaluating our WEE1 kinase inhibitor, APR-1051, which we believe has best in class potential. The compound appears safe and well tolerated to date with no hematologic toxicity. We look forward to reporting open label data from ACESOT-1051 in the second half of the year. We are also advancing ATRN-119, our highly selective first-in-class macrocyclic ATR inhibitor. The ongoing ABOYA-119 trial is now evaluating ATRN-119 as continuous once daily and twice daily monotherapy in order to maximize therapeutic benefit. Our ultimate goal is to transform the treatment paradigm for difficult to treat cancers by unlocking the full potential of DDR-based therapies.”

Key Business Updates and Potential Upcoming Key Milestones

ACESOT-1051: A Biomarkers Focused, Phase 1 Trial of Oral WEE1 inhibitor, APR-1051

●	APR-1051 is a potent and selective small molecule that has been designed to potentially solve tolerability challenges of the WEE1 class and may achieve greater clinical activity than other programs currently in development. Aprea is advancing APR-1051 as monotherapy in cancers with Cyclin E over-expression, as well as other biomarkers that may predict sensitivity to WEE1 inhibition. Cancers over-expressing Cyclin E represent a high unmet medical need. Patients with Cyclin E over-expression have poor prognosis and, currently, have no effective therapies available.
●	Patients are now being enrolled in Cohort 5 (70 mg dose) of the ACESOT-1051 (A Multi-Center Evaluation of WEE1 Inhibitor in Patients with Advanced Solid Tumors, APR-1051) trial. This Phase 1 clinical trial is evaluating single-agent APR-1051 in advanced solid tumors harboring cancer-associated gene alterations. No hematological toxicities have been observed to date. The primary objectives of the Phase 1 study are to measure safety, dose-limiting toxicities (DLTs), maximum tolerated dose or maximum administered dose (MTD/MAD), and recommended Phase 2 dose (RP2D); secondary objectives are to evaluate pharmacokinetics and preliminary efficacy according to RECIST or PCWG3 criteria; pharmacodynamic parameters are exploratory objectives.

●	In October 2024, preliminary findings from the ACESOT-1051 trial were reported in a poster at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, in Barcelona, Spain. The poster can be viewed on Aprea’s corporate website here.
●	Preliminary efficacy data from ACESOT-1051 are expected in the second half of 2025. For more information, refer to ClinicalTrials.gov NCT06260514.

ABOYA-119: Ongoing Clinical Trial Evaluating ATR inhibitor, ATRN-119

●	ATRN-119 is a potent and highly selective first-in-class macrocyclic ATR inhibitor, designed to be used in patients with mutations in DDR-related genes. Cancers with mutations in DDR-related genes represent a high unmet medical need. Patients with DDR-related gene mutations have a poor prognosis and, currently, there are no effective therapies available for them.
●	ATRN-119 is being evaluated in the open-label Phase 1/2a clinical trial of ABOYA-119 as monotherapy in patients with advanced solid tumors having at least one mutation in a defined panel of DDR-related genes. Patients are currently being enrolled at Dose Level 7, with both 1100 mg once daily and 550 mg twice daily doses being evaluated independently and in parallel. The addition of twice daily dosing was implemented to potentially optimize ATRN-119’s activity across a 24-hour cycle thereby providing better target coverage and maximal clinical benefit. This is expected to increase the likelihood of achieving superior clinical outcomes and may potentially accelerate the path to regulatory approval and commercialization.
●	An update from the ABOYA-119 trial was provided in a poster at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in October, 2024. A copy of the poster can be viewed here.
●	For more information on ABOYA-119, please refer to clinicaltrials.gov NCT04905914.

Corporate

●	Aprea engaged Philippe Pultar, MD in October 2024 as senior medical advisor to support the development and advancement of APR-1051. Dr. Pultar is a seasoned pharmaceutical executive with extensive experience in oncology. He was most recently employed at Zentalis Pharmaceuticals where he played a key role in the strategy and execution of the global clinical development of azenosertib, a WEE1 inhibitor.

Select Financial Results for the Fourth Quarter ended December 31, 2024

●	For the quarter ended December 31, 2024, the Company reported an operating loss of $3.2 million, compared to an operating loss of $3.7 million in the fourth quarter of 2023.
●	Research and Development (R&D) expenses were $2.4 million for the quarter ended December 31, 2024, compared to $2.0 million for the fourth quarter of 2023. The increase in R&D expense was primarily related to an increase in personnel costs primarily related to new hires and severance.
●	General and Administrative (G&A) expenses were $1.1 million for the quarter ended December 31, 2024, compared to $1.6 million for the comparable period in 2023.
●	The Company reported a net loss of $2.9 million ($0.49 per basic share) on approximately 6.0 million weighted-average common shares outstanding for the quarter ended December 31, 2024, compared to a net loss of $3.4 million ($0.92 per basic share) on approximately 3.7 million weighted average common shares outstanding for the comparable period in 2023.

Select Financial Results for the Year ended December 31, 2024

●	As of December 31, 2024, the Company reported cash and cash equivalents of $22.8 million compared to $21.6 million as of December 31, 2023. The Company believes its cash and cash equivalents as of December 31, 2024 will be sufficient to meet its currently projected operating expenses and capital expenditure requirements into the first quarter of 2026.
●	For the year ended December 31, 2024, the Company reported an operating loss of $14.3 million, compared to an operating loss of $15.5 million for the year ended December 31, 2023.
●	R&D expenses were $9.4 million for the year ended December 31, 2024, compared to $7.6 million for the year ended December 31, 2023. The increase in R&D expense was primarily related to the ABOYA-119 clinical trial to evaluate ATRN-119, the initiation of the ACESOT-1051 clinical trial to evaluate APR-1051 and an increase in personnel costs primarily related to new hires and severance.
●	G&A expenses were $6.5 million for the year ended December 31, 2024, compared to $8.4 million for the year ended December 31, 2023. The decrease in G&A expenses was primarily due to a decrease in personnel costs primarily related to severance expense for former executives and insurance premiums.
●	The Company reported a net loss of $13.0 million ($2.35 per basic share) on approximately 5.5 million weighted-average common shares outstanding for the year ended December 31, 2024, compared to a net loss of $14.3 million ($3.95 per basic share) on approximately 3.6 million weighted average common shares outstanding for the comparable period in 2023.

About Aprea

Aprea is pioneering a new approach to treat cancer by exploiting vulnerabilities associated with cancer cell mutations. This approach was developed to kill tumors but to minimize the effect on normal, healthy cells, decreasing the risk of toxicity that is frequently associated with chemotherapy and other treatments. Aprea’s technology has potential applications across multiple cancer types, enabling it to target a range of tumors, including ovarian, colorectal, prostate, and breast cancers. The company’s lead programs are APR-1051, an oral, small-molecule inhibitor of WEE1 kinase, and ATRN-119, a small molecule ATR inhibitor, both in clinical development for solid tumor indications. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statement
Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize, and achieve market acceptance of our current and planned products and services, our research and development efforts, including timing considerations and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the success, timing, and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of our ongoing clinical trials, our understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs, our ability to continue as a going concern, and the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Investor Contact:

Mike Moyer

LifeSci Advisors

mmoyer@lifesciadvisors.com

Aprea Therapeutics, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$22,849,885	$21,606,820
Prepaid expenses and other current assets	726,254	914,275
Total current assets	23,576,139	22,521,095
Property and equipment, net	81,522	88,362
Restricted cash	40,170	40,717
Other noncurrent assets	281,662	—
Total assets	$23,979,493	$22,650,174
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,352,240	$1,670,369
Accrued expenses	2,008,735	2,186,262
Deferred revenue	—	528,974
Total current liabilities	3,360,975	4,385,605
Commitments and contingencies
Series A convertible preferred stock, $0.001 par value, 40,000,000 shares authorized; 56,227 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively.	1,311,063	1,311,063
Stockholders’ equity:
Common stock, $0.001 par value, 400,000,000 shares authorized, 5,481,055 and 3,736,673 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively.	5,481	3,736
Additional paid-in capital	350,971,225	335,644,204
Accumulated other comprehensive loss	(10,627,379)	(10,611,273)
Accumulated deficit	(321,041,872)	(308,083,161)
Total stockholders’ equity	19,307,455	16,953,506
Total liabilities and stockholders' equity	$23,979,493	$22,650,174

Aprea Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Grant revenue	$205,817	$14,075	1,502,581	$583,231
Operating expenses:
Research and development	2,359,086	2,045,689	$9,363,537	$7,627,491
General and administrative	1,072,776	1,643,315	6,458,699	$8,427,703
Total operating expenses	3,431,862	3,689,004	15,822,236	16,055,194
Loss from operations	(3,226,045)	(3,674,929)	(14,319,655)	(15,471,963)
Other income (expense):
Interest income, net	274,626	310,287	1,289,144	$1,224,133
Foreign currency gain (loss)	56,620	(78,612)	71,800	$(38,926)
Total other income	331,246	231,675	1,360,944	1,185,207
Net loss	$(2,894,799)	$(3,443,254)	$(12,958,711)	$(14,286,756)
Other comprehensive (loss) income :
Foreign currency translation	(22,632)	24,601	(16,106)	$12,135
Total comprehensive loss	(2,917,431)	(3,418,653)	$(12,974,817)	$(14,274,621)
Net loss per share attributable to common stockholders, basic and diluted	$(0.49)	$(0.92)	$(2.35)	$(3.95)
Weighted-average common shares outstanding, basic and diluted	5,954,700	3,736,673	5,509,921	$3,617,607